                                                                EXHIBIT 99.d(ii)

                              AMENDMENT NUMBER 1 TO
                         INVESTMENT MANAGEMENT AGREEMENT

      Pursuant to the Investment Management Agreement between Hartford Investment Financial Services Company ("HIFSCO") and The Hartford Mutual Funds, Inc. (formally known as ITT Hartford Mutual Funds, Inc.) dated March 3, 1997 (the "Agreement"), The Hartford MidCap Fund is hereby included as an additional Portfolio. All provisions in the Agreement shall apply to the management of The Hartford MidCap Fund except as follows:

      1. HIFSCO shall be paid a fee accrued daily and paid monthly, based upon the following annual rates and upon the calculated daily net asset value of the
Fund:

         Net Asset Value                                      Annual Rate
         ---------------                                      -----------
         First $500,000,000                                   0.85%
         Next $500,000,000                                    0.75%
         Amount Over $1 Billion                               0.70%

      2. The effective date for this amendment shall be December 31, 1997. The initial term of the amended Agreement with respect to the Fund shall be for a two-year period subject to continuance or termination as specified in Sections 9(a) and 9(b) of the Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed on the 31st day of December, 1997.

                                 HARTFORD INVESTMENT FINANCIAL SERVICES COMPANY

                                  /s/ Joseph H. Gareau
                                 ----------------------------------------------
                                 By:     Joseph H. Gareau
                                 Title:  President


                                 THE HARTFORD MUTUAL FUNDS, INC.
                                 on behalf of:

                                 The Hartford MidCap Fund
                                  /s/ Andrew W. Kohnke
                                 ----------------------------------------------
                                 By:     Andrew W. Kohnke
                                 Title:  Vice President